                                  SCHEDULE 13D

                                 (RULE 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 9)

                             IMPERIAL SUGAR COMPANY
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    453096208
                                 (CUSIP Number)

                               George J. Schultze
                         Schultze Asset Management, LLC
                             3000 Westchester Avenue
                               Purchase, NY 10577

                                 with a copy to:

                                Steven R. London
                        Brown Rudnick Berlack Israels LLP
                              One Financial Center
                                Boston, MA 02111
                                 (617) 856-8200
                        ---------------------------------

                                  April 5, 2006
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject to this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [__]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 453096208

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Schultze Master Fund, Ltd.
    98-0425156
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) (_)
                                                                    (b) (X)

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                             [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Cayman Islands
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
                               394,533
     NUMBER OF          --------------------------------------------------------
      SHARES            8      SHARED VOTING POWER
   BENEFICIALLY                0
     OWNED BY           --------------------------------------------------------
       EACH             9      SOLE DISPOSITIVE POWER
     REPORTING                 0
      PERSON            --------------------------------------------------------
       WITH             10     SHARED DISPOSITIVE POWER
                               394,533
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    394,533

--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
    EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.7%

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

    OO
--------------------------------------------------------------------------------

CUSIP No. 453096208

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Schultze Asset Management, LLC
    22-3563247
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) (_)
                                                                    (b) (X)
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                             [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
                               0
     NUMBER OF          --------------------------------------------------------
      SHARES            8      SHARED VOTING POWER
   BENEFICIALLY                60,335
     OWNED BY           --------------------------------------------------------
       EACH             9      SOLE DISPOSITIVE POWER
     REPORTING                 0
      PERSON            --------------------------------------------------------
       WITH             10     SHARED DISPOSITIVE POWER
                               454,868
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    454,868

--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
    EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.3%

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

    IA
--------------------------------------------------------------------------------

CUSIP No. 453096208

                                  SCHEDULE 13D


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    George J. Schultze
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) (_)
                                                                    (b) (X)

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                             [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America

--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
                               0
     NUMBER OF          --------------------------------------------------------
      SHARES            8      SHARED VOTING POWER
   BENEFICIALLY                60,335
     OWNED BY           --------------------------------------------------------
       EACH             9      SOLE DISPOSITIVE POWER
     REPORTING                 0
      PERSON            --------------------------------------------------------
       WITH             10     SHARED DISPOSITIVE POWER
                               454,868
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    454,868

--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
    EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.3%

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

Company: Imperial Sugar Company.                         CUSIP Number: 453096208

ITEM 1.      SECURITY AND ISSUER.


     This Amendment No. 9 to Statement on Schedule 13D (the "Amendment No. 9") amends and supplements the Statement on Schedule 13D filed with the Securities and Exchange Commission ("SEC") on July 20, 2004 (the "Original Statement") and the Amendment No. 1 to Statement on Schedule 13D filed with the SEC on October 12, 2004, the Amendment No. 2 to Statement on Schedule 13D filed with the SEC on December 22, 2004, the Amendment No. 3 to Statement on Schedule 13D filed with the SEC on February 9, 2005, as revised to correct a typographical error and re-filed on February 10, 2005, the Amendment No. 4 filed with the SEC on May 19, 2005, the Amendment No. 5 filed with the SEC on September 8, 2005, the Amendment No. 6 filed with the SEC on February 17, 2006, the Amendment No. 7 filed with the SEC on March 3, 2006, and the Amendment No. 8 filed with the SEC on April 11, 2006 on behalf of Schultze Asset Management, LLC, George J. Schultze, and the Schultze Master Fund, Ltd., and relates to the common stock, no par value (the "Common Stock"), of Imperial Sugar Company, a Texas corporation (the "Company"). This Amendment No. 9 is filed by Schultze Master Fund, Ltd., Schultze Asset Management, LLC, and George J. Schultze (collectively, the "Reporting Persons"). The principal executive offices of the Company are located at One Imperial Square, PO Box 9, Sugar Land, TX 77487, United States. Except as set forth herein, the Original Statement is unmodified.


ITEM 5.      INTEREST IN SECURITIES OF THE ISSUER.

(e) The Reporting Persons ceased to be a beneficial owners of more than 5% of the Company's Common Stock on April 5, 2006.


ITEM 7.      MATERIAL TO BE FILED AS EXHIBITS.

Exhibit I.   Joint Filing Agreement by and among Schultze Master Fund, Ltd.,

             Schultze Asset Management, LLC, and George J. Schultze, dated as of December 20, 2004 (previously filed with the Securities and Exchange Commission on December 22, 2004 as Exhibit I to Amendment No. 2 and incorporated herein by reference).

                                    SIGNATURE


      After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this Amendment No. 9 is true, complete and correct.

Date: April 12, 2006


                                          SCHULTZE MASTER FUND, LTD.


                                          By: /s/ George J. Schultze
                                              ----------------------------------
                                          Name: George J. Schultze
                                          Title: Director and Managing Member of
                                                 Investment Manager


                                          SCHULTZE ASSET MANAGEMENT, LLC


                                          By: /s/ George J. Schultze
                                              ----------------------------------
                                          Name: George J. Schultze
                                          Title: Managing Member



                                          /s/ George J. Schultze
                                          --------------------------------------
                                          George J. Schultze